Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GUARANTY BANCORP

GUARANTY BANCORP, a corporation duly organized and existing under the Delaware General Corporation Law, does hereby certify:

1. The corporation’s original certificate of incorporation was filed on March 3, 2004 under the name Centennial C Corp. The corporation has previously filed an amended and restated certificate of incorporation on June 8, 2005 and an amendment thereto on May 6, 2008.

2. The following amendment and restatement of the corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon:

FIRST. The name of the corporation is Guaranty Bancorp.

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The total number of shares of all classes of stock that the corporation shall have authority to issue is 200,000,000, of which 143,750,000 shares of the par value of one-tenth of one cent ($0.001) per share shall be a separate class designated as Voting Common Stock (“Voting Common Stock”), 6,250,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Non-Voting Common Stock (“Non-Voting Common Stock,” and together with Voting Common Stock, “Common Stock”) and 50,000,000 shares of the par value of one-tenth of one cent ($0.001) shall be a separate class designated as Preferred Stock.

COMMON STOCK

Except as may be provided in this Second Amended and Restated Certificate of Incorporation or required by law, the Voting Common Stock shall have voting rights in the election of directors and on all other matters presented to stockholders, with each holder of Voting Common Stock being entitled to one vote for each share of Voting Common Stock held of record by such holder on such matters.

The holders of Non-Voting Common Stock, as such, shall have no voting power and shall not be entitled to vote on any matter except as otherwise required by law or as otherwise expressly provided for herein.  Except as otherwise provided herein, Non-Voting Common Stock shall in all other respects carry the same rights and privileges as Voting Common Stock (including in respect of dividends and in respect of distributions upon any dissolution, liquidation or winding up of the corporation) and be treated the same as Voting Common Stock (including in any merger, consolidation, share exchange or other similar transaction); provided that, if the corporation shall in any manner split, subdivide or combine (including by way of a dividend payable in shares of Voting Common Stock or Non-Voting Common Stock) the outstanding shares of Voting Common Stock or Non-Voting Common Stock, the outstanding shares of the other such class of Common Stock shall likewise be split, subdivided or combined in the same manner proportionately and on the same basis per share, and provided further, that any dividend on the Common Stock that is payable in Common Stock shall be paid only in Non-Voting Common Stock on the Non-Voting Common Stock and only in Voting Common Stock on the Voting Common Stock.  Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of a majority of the outstanding shares of Non-Voting Common Stock, voting separately as a class, shall be required to amend, alter or repeal (including by merger, consolidation or otherwise) any provision of this Second Amended and Restated Certificate of Incorporation that adversely affects the powers, preferences or rights of the Non-Voting Common Stock contained herein in a manner that is materially adverse from the effect of such amendment, alteration or repeal on the Voting Common Stock.

Subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared on the Common Stock from time to time out of assets or funds of the corporation legally available therefor. Subject to the rights of the holders of any series of Preferred Stock, in the event of any liquidation, dissolution or winding-up of the corporation (whether voluntary or involuntary), the assets of the corporation available for distribution to stockholders shall be distributed in equal amounts per share to the holders of Common Stock.

Any holder of Voting Common Stock may at any time and from time to time elect to convert any number of shares of Voting Common Stock then held by such stockholder into an equal number of shares of Non-Voting Common Stock with the prior approval of the Board of Directors acting in its sole and absolute discretion or pursuant to a written agreement with the corporation expressly providing for such conversion. Any holder of Non-Voting Common Stock may convert any number of shares of Non-Voting Common Stock into an equal number of shares of Voting Common Stock, but only if such conversion is in connection with (i) a transfer that is made in accordance with and as permitted by guidance and policies established by the Board of Governors of the Federal Reserve System as applicable and in effect at the time of transfer or (ii) with the prior approval of the Board of Directors acting in its sole and absolute discretion (the “Conversion Conditions”). If the corporation ceases to be a bank holding company, then the Conversion Conditions shall lapse and any holder of Non-Voting Common Stock may convert such shares of Non-Voting Common Stock into Voting Common Stock without limitation as described herein.

Until presented and surrendered for cancellation following any such conversion satisfying one or more of the Conversion Conditions, each certificate representing shares of Non-Voting Common Stock in respect of which a conversion has occurred in accordance with this Article FOURTH shall be deemed to represent the number of shares of Voting Common Stock into which such shares have been converted, and upon presentation and surrender of such certificate the holder thereof shall be entitled to receive a certificate for the appropriate number of shares of Voting Common Stock.  Upon a conversion pursuant to this Article FOURTH, each converted share of Non-Voting Common Stock shall be retired.

PREFERRED STOCK

Shares of Preferred Stock may be issued in one or more series from time to time as determined by the Board of Directors of the corporation, and the Board of Directors of the corporation is authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including the following:

(i) the distinctive serial designation of such series which shall distinguish it from other series;

(ii) the number of shares included in such series;

(iii) whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the Board of Directors of the corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(iv) whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v) the amount or amounts, if any, which shall be payable out of the assets of the corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi) the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii) the obligation, if any, of the corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or any other securities or property of the corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto; and

(ix) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Second Amended and Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter.

For all purposes, this Second Amended and Restated Certificate of Incorporation shall include each certificate of designations (if any) setting forth the terms of a series of Preferred Stock.

Subject to the rights, if any, of the holders of any series of Preferred Stock set forth in a certificate of designations, an amendment of this Second Amended and Restated Certificate of Incorporation to increase or decrease the number of authorized shares of any series of Preferred Stock (but not below the number of shares thereof then outstanding) may be adopted by resolution adopted by the Board of Directors of the corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Common Stock of the corporation and all other outstanding shares of stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation

Law or any similar provision hereafter enacted, with such outstanding shares of Voting Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any series of Preferred Stock, voting as a separate class, shall be required therefor.

Except as otherwise required by law or provided in the certificate of designations for the relevant series, holders of Common Stock, as such, shall not be entitled to vote on any amendment of this Second Amended and Restated Certificate of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to this Second Amended and Restated Certificate of Incorporation or pursuant to the Delaware General Corporation Law as then in effect.

FIFTH. The corporation elects not to be governed by Section 203 of the Delaware General Corporation Law, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) thereof.

SIXTH. All corporate powers shall be exercised by the Board of Directors of the corporation, except as otherwise specifically required by law or as otherwise provided in this Second Amended and Restated Certificate of Incorporation. Any meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. The Board of Directors shall have the power to adopt such rules and regulations for the conduct of the meetings and management of the affairs of the corporation as they may deem proper and the power to adjourn any meeting of stockholders without a vote of the stockholders, which powers may be delegated by the Board of Directors to the chairman of such meeting either in rules and regulations or pursuant to the Bylaws of the corporation.

Special meetings of stockholders of the corporation may be called at any time by, but only by, the Board of Directors, the Chairman of the Board of Directors or the stockholders in the manner specified in the Bylaws, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.

The Board of Directors of the corporation is authorized to adopt, amend or repeal Bylaws of the corporation.

SEVENTH. Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the corporation.

EIGHTH. The number of directors of the corporation shall be fixed from time to time pursuant to the Bylaws of the corporation. A director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, considered for this purpose as a single class.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors (other than any directors elected in the manner described in the next sentence) or from any other cause shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled by this Second Amended and Restated Certificate of Incorporation to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by, and only by, a majority of the directors elected by such class or classes or series then in office, or by the sole remaining director so elected. Any director elected or appointed to fill a vacancy or a newly created directorship shall hold office until the next election of directors, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. When one or more Directors shall resign effective at a future date, a majority of the Directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the corporation shall be entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the Board of Directors of the corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the corporation entitled to vote separately as a class in an election of such directors.

NINTH. Any action required to be taken or which may be taken at any annual or special meeting of the stockholders of the corporation, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that any action required or permitted to be taken by the holders of Common Stock, including but not limited to the election of directors, may be taken by written consent or consents but only if such consent or consents are signed by all holders of Common Stock entitled to vote thereon. The holders of any series of Preferred Stock of the corporation shall be entitled to take action by written consent to such extent, if any, as may be provided in the terms of such series.

TENTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as in effect as of the date of this Second Amended and Restated Certificate of Incorporation or as the same may hereafter be amended. No amendment, modification or repeal of this Article TENTH shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, the corporation has caused this certificate to be signed and attested by its duly authorized officer on this 11th day of August, 2009.

/s/ Paul W. Taylor
Name:	Paul W. Taylor
Title:	Executive Vice President,
Chief Financial and Operating
Officer and Secretary